Exhibit 4.2

MAGNACHIP SEMICONDUCTOR CORPORATION

as the Issuer

6.625% SENIOR NOTES DUE 2021

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 27, 2014

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE dated as of March 27, 2014 between MAGNACHIP SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Issuer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee have heretofore executed and delivered an Indenture, dated as of July 18, 2013 (the “Indenture”), pursuant to which the Issuer has issued $225,000,000 initial aggregate principal amount of the Issuer’s 6.625% Senior Notes due 2021 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuer and the Trustee may amend or supplement certain of the provisions of the Indenture without the consent of the Holders to conform the text of the Indenture and the Notes to any provision of the “Description of Notes” section of the Issuer’s Offering Memorandum, dated July 15, 2013, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture or the Notes which intent may be evidenced by an Officers’ Certificate to that effect;

WHEREAS, the consent of any Holder is not required to effect the amendments set forth herein;

WHEREAS, the execution of this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture and all acts and requirements necessary to make this First Supplemental Indenture a valid agreement of the Issuer and the Trustee, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

NATURE OF AMENDMENT

Section 1.01 Nature of Amendment.

This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

ARTICLE 2

AMENDMENT

Section 2.01 Amendment to the Indenture.

The Indenture is hereby amended as follows:

Section 6.02 is hereby amended to delete the first sentence of the fourth paragraph and replace it with the following:

To the extent that the Issuer elects, the sole remedy for an Event of Default relating to the reporting obligations in this Indenture, as set forth in Section 4.03, or the requirements of § 314(a) of the Trust Indenture Act, if any, will, for the 180 days after the occurrence of such Event of Default, consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes.

ARTICLE 3

EFFECTIVENESS

Section 3.01 Effectiveness of First Supplemental Indenture.

This First Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuer and the Trustee.

ARTICLE 4

MISCELLANEOUS

Section 4.01 Ratification of Indenture.

The Indenture, as supplemented and amended by this First Supplemental Indenture, is ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. If any provision of this First Supplemental Indenture is inconsistent with a provision of the Indenture, the terms of this First Supplemental Indenture will control.

Section 4.02 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member or manager of the Issuer or any Subsidiaries, as such, will have any liability for any obligations of the Issuer under the Notes, this First Supplemental Indenture, the Indenture, any Note Guarantee, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 4.03 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The Issuer agrees that any suit or proceeding arising in respect of this First Supplemental Indenture will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Issuer agrees to submit to the jurisdiction of, and to venue in, such courts.

Section 4.04 Successors.

All agreements of the Issuer in this First Supplemental Indenture will bind its successors. All agreements of the Trustee in this First Supplemental Indenture will bind its successors.

Section 4.05 Counterpart Originals.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 4.06 Severability.

In case any provision in this First Supplemental Indenture, in the Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 4.07 Capitalized Terms.

All capitalized terms contained in this First Supplemental Indenture shall, except as specifically provided for herein and except as the context may otherwise require, have the meanings given to such terms in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

Section 4.08 Section References.

Section References contained in this First Supplemental Indenture are to sections in this First Supplemental Indenture unless the context requires otherwise.

Section 4.09 Headings.

The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this First Supplemental Indenture.

Section 4.10 Recitals.

The recitals hereto are statements only of the Issuer and shall not be considered statements of or attributable to the Trustee. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

Very truly yours, MAGNACHIP SEMICONDUCTOR CORPORATION

By	/s/ Theodore S. Kim
Name: Theodore S. Kim
Title: Senior Vice President and General Counsel

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By	/s/ Jane Schweiger
Name: Jane Schweiger
Title: Vice President